Exhibit 99.1

Executive summary

Transaction overview

On August 7, 2006, the board of directors of Aleris International, Inc. (“Aleris” or the “Company”) unanimously agreed (subject to an Aleris stockholder vote) to be acquired by investment funds affiliated with Texas Pacific Group (“TPG”) for $52.50 per share (the “Acquisition”), which represents a 27% premium to the August 7th closing price of $41.39 per share. The total enterprise value of $3,364.1 million is 6.4x LTM 9/30/06 Adjusted EBITDA of $522.7 million1. The Acquisition is expected to close in late 4Q 2006.

Aleris is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Aleris is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. The Company operates 50 production facilities in North America, Europe, South America and Asia, offering a combination of low cost, flexible and technically advanced manufacturing operations supported by an industry leading research and development platform. Aleris’s facilities are strategically located and well positioned to service its customers, which include a number of the world’s largest companies in the aerospace, building and construction, containers and packaging, metal distribution and transportation industries.

Pro forma for the twelve months ended September 30, 2006, Aleris generated revenues of $5.6 billion of which approximately 60% were derived from North America and the remaining 40% were derived from the rest of the world. Additionally, pro forma for the twelve months ended September 30, 2006, Aleris generated Adjusted EBITDA of $522.71 million.

[1]	Includes an estimated $25.0 million in synergies associated with the Corus Acquisition and an estimated $5.3 million in incremental EBITDA related to the Ormet acquisition.

Financing overview

In connection with the transaction, TPG has engaged Deutsche Bank Securities Inc. (“DB”), collectively with its affiliates, (the “Arranger”) to arrange $1,850.0 million in senior secured credit facilities (the “Senior Secured Facilities”) and to execute an offering of senior unsecured PIK toggle notes (the “Senior Notes”) and senior subordinated notes (the “Senior Subordinated Notes”) in amounts of $600.0 million and $500.0 million, respectively. The financing transactions will be used to fund TPG’s acquisition of Aleris, refinance existing indebtedness of approximately $1,542.9 million2 and pay fees and expenses (collectively, the “Transaction”). The ABL Facility described below will also be available for on-going working capital needs and other general corporate purposes of Aleris. Pro forma for the Transaction, Aleris will have senior secured funded debt of $1,366.1 million and total funded debt of $2,474.1 million, representing respective senior secured and total leverage multiples of 2.6x and 4.7x LTM 9/30/06 Adjusted EBITDA of $522.7 million.

The $1,850.0 million Senior Secured Facilities consist of (i) a five-year $750.0 million asset based revolving credit facility (the “ABL Facility”) and (ii) a seven-year $1,100.0 million term loan (the “Term Loan Facility”). The ABL Facility will be made available to Aleris’s Canadian operating subsidiaries, and to Aleris Switzerland GmbH, a wholly-owned Swiss subsidiary of Aleris, functioning as the European headquarters and shared service entity (the “EHE” or the “Swiss Borrower”), as well as Aleris International, Inc. and certain of its U.S. subsidiaries.

The EHE will own substantially all of the accounts receivable and inventory arising from the European business of Aleris. Furthermore, a Euro amount equal to $400.0 million will be borrowed by Aleris Deutschland Holding GmbH, a wholly-owned German subsidiary of Aleris, under the Term Loan Facility.

Pro forma corporate structure

Note:	Structure represents a simplified version of Aleris’s corporate structure.
(a)	Aleris and certain of its wholly owned domestic subsidiaries will be joint and several borrowers under the U.S. ABL Facility.
(b)	Size of European and Canadian ABL Facility to be determined based on borrowing base availability within aggregate $750.0 million ABL Facility.
(c)	Canadian HoldCo and certain of its wholly owned domestic subsidiaries will be joint and several borrowers under the Canadian ABL Facility.

[2]	Excludes $43.1 million of debt to be rolled over in connection with the Transaction. Actual balance at closing is subject to change due to cash generated during the 4th quarter and certain payments related to post-close working capital adjustments on the Corus Acquisition.

Sources and uses

The following table presents the sources and uses of funds for the Acquisition, assuming the Transaction had closed on September 30, 2006:

($ in millions)
Sources of funds		Uses of funds
ABL Facility(a)	$231.0	Purchase Aleris	$1,712.7
Term Loan Facility	1,100.0	Repay outstanding debt(b)	1,542.9
Senior Notes	600.0	Fees and expenses	129.0
Senior Subordinated Notes	500.0
Available cash	63.6
Sponsor equity	890.0

Total sources	$3,384.6	Total uses	$3,384.6

(a)	Total facility size of $750.0 million.
(b)	Repay borrowings consisting of: (i) $391.9 million under the existing revolving credit facility, (ii) $647.0 million under the existing term loan facility and (iii) $504.0 million under the existing senior unsecured facility.

Pro forma capitalization

The following table presents the pro forma capitalization of the Company, assuming the Transaction had closed on September 30, 2006 and reflects the permanent financing for the Acquisition:

($ in millions)
	Pro forma	% of capitalization	Mult of LTM 9/30/06 Adj. EBITDA
ABL Facility(a)	$231.0	6.9%	0.4	x
Term Loan Facility	1,100.0	32.7	2.1
Other secured debt	35.1	1.0	0.1

Total secured debt	$1,366.1	40.6%	2.6	x
Senior Notes	600.0	17.8	1.1
Other debt	8.0	0.2	0.0

Total senior debt	$1,974.1	58.7%	3.8	x
Senior Subordinated Notes	500.0	14.9	1.0

Total debt	$2,474.1	73.5%	4.7	x
Sponsor equity	890.0	26.5	1.7

Total capitalization	$3,364.1	100.0%	6.4	x

Credit statistics:			Pro Forma LTM 9/30/06
PF Adjusted EBITDA(b)			$522.7
PF cash interest expense (assumes no PIK)(c)			224.5
Adjusted EBITDA/cash interest expense(c)			2.3	x
PF cash interest expense with PIK toggle(d)			$165.3
Adjusted EBITDA/cash interest expense with PIK toggle(d)			3.2	x

Secured debt/Adjusted EBITDA			2.6	x
Total debt/Adjusted EBITDA			4.7

(a)	Total facility size of $750 million.
(b)	Please see reconciliation of pro forma net loss to pro forma Adjusted EBITDA on page 4.
(c)	Assumes LIBOR of 5.37%. Assumes PIK toggle notes are cash pay.
(d)	Assumes LIBOR of 5.37%.

Adjusted EBITDA reconciliation—pro forma Aleris

The following table reconciles pro forma net loss to pro forma Adjusted EBITDA for Aleris.

($ in millions)
Reconciliation of pro forma net loss to pro forma EBITDA and Adjusted EBITDA
LTM 9/30/06
Net loss	($6.0)
Net interest expense	221.5
Income taxes	(15.4)
Minority interest	0.8
Depreciation and amortization	163.4

EBITDA	$364.3
Unrealized gains on derivative financial instruments	(4.0)
Restructuring and other charges	35.0
Non-cash cost of sales impact of recording acquired assets at fair value(a)	38.8
Expected cost savings associated with Carson Closure(b)	5.4
Losses on debt extinguishment	53.7
Realized gains on hedges associated with Corus Aluminum purchase price	(9.8)
Sponsor management fee	9.0

Adjusted EBITDA before Corus Acquisition synergies and Ormet benefit	$492.4
Impact of the acquisition of Ormet rolling mill assets(c)	5.3
Cost savings from Corus Acquisition(d)	25.0

Adjusted EBITDA	$522.7

(a)	Represents the impact of applying purchase accounting rules under U.S. GAAP which effectively eliminate the profit associated with acquired work-in-process and finished goods inventories by requiring those inventories to be adjusted to fair value through the purchase price allocation. These amounts also represent the impact of the purchase accounting rules which prevent the recognition of substantially all of the economic benefits of acquired aluminum and currency derivatives that settled during the period.
(b)	Represents the additional cost savings that would have been realized in the twelve months ended September 30, 2006 had the closure of the Carson, California rolling mill occurred on October 1, 2005, net of additional production costs expected to be incurred at the Lewisport, Kentucky and Richmond, Virginia rolling mills where the Carson production was transferred.
(c)	In connection with the acquisition of certain assets of Ormet in which Aleris acquired the assets, including certain customer contracts, of the Hannibal rolling mill shutdown by Ormet, the Company has transferred approximately 125 million pounds of shipped rolled product on an annual basis to its Lewisport, Kentucky rolling mill, which leverages its fixed cost base while expanding its product offering into tread sheet and bright sheet. Management expects to realize $21.7 million of additional EBITDA during 2006 as a result of this acquisition and estimates that Aleris realized $16.4 million during the nine months ended September 30, 2006. Pro forma Adjusted EBITDA for the twelve months ended September 30, 2006 includes the incremental $5.3 million expected to be realized during the remainder of 2006.
(d)	In Aleris’s integration and planning activities, management has identified certain cost savings that are based upon assumptions related to redundant head count elimination and duplicative cost reductions that management believes are achievable through the integration of Corus Aluminum. Management currently estimates that, on a pro forma basis, these annual cost savings would have comprised the following:

Estimated cost savings per annum
Manufacturing	$10.0
Metal sourcing	5.0
Non-metal purchasing	5.0
Shared services	5.0

Total	$25.0

The estimated recurring cost savings above do not give effect to one-time costs the Company may incur in connection with implementing such shown cost savings.

Recent financial performance

The following table provides the Company’s financial performance for the last twelve months of operations as of June 30, 2006 and September 30, 2006.

($ in millions)	LTM 6/30/06	LTM 9/30/06

As reported
Revenue	$3,040.8	$3,880.9
EBITDA	262.7	229.3
Adjusted EBITDA	283.6	354.7
% margin	9.3%	9.1%

Pro forma(a)
Revenue	$5,111.6	$5,573.0
EBITDA	475.8	364.3
Adjusted EBITDA	492.1	522.7
% margin	9.6%	9.4%

(a)	Pro forma for the 2005 Acquisitions and the Corus Acquisition.

Adjusted EBITDA reconciliation—historical Aleris

The following table reconciles historical net income to historical Adjusted EBITDA for Aleris.

($ in millions)
Reconciliation of historical net income to historical EBITDA and Adjusted EBITDA
LTM 9/30/06
Net income	$54.2
Net interest expense	64.1
Income taxes	31.6
Minority interest	0.8
Depreciation and amortization	78.6

EBITDA	$229.3
Unrealized losses on derivative financial instruments	15.3
Restructuring and other charges	27.4
Non-cash cost of sales impact of recording acquired assets at fair value(a)	38.8
Losses on debt extinguishment	53.7
Realized gains on hedges associated with Corus Aluminum purchase price	(9.8)

Adjusted EBITDA	$354.7

(a)	Represents the impact of applying purchase accounting rules under U.S. GAAP which effectively eliminate the profit associated with acquired work-in-process and finished goods inventories by requiring those inventories to be adjusted to fair value through the purchase price allocation. These amounts also represent the impact of the purchase accounting rules which prevent the recognition of substantially all of the economic benefits of acquired aluminum and currency derivatives that settled during the period.